CODE OF ETHICS

July 21, 2011

This Code of Ethics (the “Code”) has been adopted by Edge Asset Management, Inc. (the “Advisor”) effective July 21, 2011. The principal objectives of the Code are: (i) to provide policies and procedures consistent with applicable laws and regulations, including Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204 A-1 under the Investment Advisers Act of 1940, as amended, and (ii) to prevent conflicts of interest or the appearance of such conflicts including activities related to personal securities transactions or engaging in outside business activities.

Access Persons of the Advisor are also subject to the Principal Financial Group (“PFG”) Corporate Code of Business Conduct & Ethics and other PFG policies, which can be found on the Inside the Principal ® intranet site. Access Persons are also subject to additional Advisor policies including but not limited to insider trading, proprietary and confidential information and political contributions.

The administration and enforcement of this Code is the responsibility of the Advisor’s Chief Compliance Officer. However, all Access Persons have the responsibility for observing and complying with the Code on a day-to-day basis. Access Persons are strongly urged to consult with the Compliance Department should they have any questions about the Code or its content.

TABLE OF CONTENTS

I.	Policy Highlights	3

II.	General Principles	4

III.	Definition of Terms	5

IV.	Personal Securities Transactions	7

V.	Reporting Requirements	12

VI.	Insider Trading	14

VII.	Confidentiality	14

VIII.	Anti-Money Laundering	15

IX.	Service as a Director and Outside Business Activities	15

X.	Gifts & Entertainment	15

XI.	Political Activity & Government Relations	17

XII.	Bribery & Corruption Policy	17

XIII.	Exemptions	17

XIV.	Copyright Laws	18

XV.	Media Relations & Third Party Inquires	18

XVI.	Violations & Sanctions	18

XVII.	Reports and Certifications of Adequacy	19

XVIII.	Client Notification	19

XIX.	Access Person Training and Certification	19

I. Policy Highlights

The Code is designed to ensure that all applicable acts, practices and courses of business engaged in by Access Persons (all capitalized terms are defined herein) are conducted in accordance with the highest possible standards, and to prevent conflicts of interest or even the appearance of conflicts by Access Persons when conducting their personal trading and other business activities. This section sets forth selected rules that frequently raise questions. This is by no means a comprehensive list of all the applicable rules and requirements. Access Persons must examine the specific sections of the Code for more details and are strongly encouraged to consult applicable policies and procedures or the Advisor’s Compliance Department when questions arise:

•	All Personal Securities Transactions must be pre-cleared through the Compliance Department, unless specifically exempted by the Code.

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Access Persons are required to have duplicate account statements and trade confirmations sent to the Advisor’s Compliance Department for any Covered Account in which the Access Person(s) may obtain Beneficial Ownership of a Covered Security.

•	Access Persons are required to report new Covered Accounts within 30 days after the calendar quarter end.

•	Affiliated Mutual Funds are exempt from pre-clearance requirements of the Code but are subject to its holding and reporting requirements.

•	Purchases and sales of shares in money market funds are exempt from the pre-clearance, holding period and reporting requirements of the Code.

•	Exchange traded funds (“ETFs”) and closed-end mutual funds must be pre-cleared and are subject to all holding and reporting requirements.

•	Access Persons are prohibited from acquiring any equity or fixed income security in an initial public offering (“IPO”) or secondary public offering.

•	Limited offerings (e.g., private placements) must be pre-approved by the Advisor’s Compliance Department.

•	Outside business activities, including service as a director or trustee of a company, must be pre-approved by the Chief Compliance Officer, or its designee.

•	Access Persons may not sell Covered Securities under any circumstances unless they have been held for at least 30 days.

•	An Access Person may not repurchase any security it has sold within the previous 30 days.

•	No Access Person may purchase or sell a Covered Security for a period of 7 calendar days before and after the Covered Security has been traded by the Advisor on behalf a client account.

•	No Access Person may purchase or sell any security, which to their knowledge at the time of the intended trade is being considered by the Advisor for purchase or sale on behalf of a client account.

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Access Persons are required to submit an Initial Holdings Report within ten days of becoming an Access Person, Quarterly Transactions Reports within thirty days of each calendar quarter end, and Annual Holdings Reports and Certifications of Compliance within thirty days of each calendar year end.

II. General Principles

A. Shareholder and Client Interests Come First

Access Persons of the Advisor must comply with all applicable federal securities laws. This Code is designed to assist Access Persons in fulfilling their regulatory and fiduciary duties.

Every Access Person owes a fiduciary duty to each of the Advisor’s clients and their shareholders. Access Persons must always recognize the needs and interests of the Advisor’s clients and be certain that, at all times, the interests of the Advisor’s clients are considered ahead of any personal interest.

B. Avoid Actual and Potential Conflicts of Interest

The restrictions and requirements of the Code are designed to prevent behavior, which actually or potentially conflicts, or raises the appearance of an actual or potential conflict, with the interests of the Advisor’s clients. It is imperative that the Personal Securities Transactions of Access Persons are conducted in a manner consistent with both the letter and spirit of the Code to avoid any such conflict of interest and to prevent abuse of an Access Person’s position of trust and responsibility.

C. Statutory Grounds for Disqualification from Employment

The Advisor mandates that no officer, director or employee may become or continue to remain an officer, director or employee without an exemptive order issued by the U.S. Securities and Exchange Commission if such director, officer or employee within the past thirteen years or during the course of employment:

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has been charged with, convicted of, or plead guilty or no contest to any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction involving the purchase or sale of any security, the taking of false oath, the making of a false report, bribery, perjury, burglary, or conspiracy to commit such offense, or has been convicted of any crime that is punishable by imprisonment for 1 year or more years that is not described above;

•	has been charged with, convicted of, or plead guilty or no contest to any felony or misdemeanor or of a substantially equivalent crime by a foreign court involving the purchase or sale of any security; or arising out of their conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities dealer, transfer agent or entity or person require to register under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

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is or becomes permanently or temporarily enjoined by any court from (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Chief Compliance Officer.

III. Definitions

“Access Persons” shall include all of the Advisor’s supervised persons including any director, officer, partner, employee or other related person as designated by the Firm who are:

i. Supervised personnel and have access to:

a.	Nonpublic information regarding any purchase or sale of securities by any client of the Advisor; or

b.	Nonpublic information regarding the portfolio holdings of any account the Advisor manages.

ii.	Any person who is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

iii	Any other persons falling within such definition under Rule 17j-1 under the Investment Company Act of 1940 or Rule 204A-1 under the Investment Adviser Act of 1940.

iv.	Any person who primarily works within the main office of the Advisor.

All employees of the Advisor are deemed to be Access Persons under this Code, unless designated by the Chief Compliance Officer to be an Exempt Access Person.

“Affiliated Mutual Funds” shall include a series of open-end investment companies that are advised or sub-advised by the Advisor as well as those funds within Principal Funds, Inc. and

Principal Variable Contracts Fund, Inc. (collectively, the “Principal Funds”) that are not sub-advised by the Advisor.

“Beneficial Ownership” shall include an Access Person having beneficial interest of securities held in an account in the name of: (1) the individual; (2) a husband, wife or minor child; (3) a relative sharing the same house; (4) another person if the Access Person (i) obtains benefits substantially equivalent to ownership of the securities; (ii) can obtain ownership of the securities immediately or at some future predetermined time; or (iii) can have investment discretion or otherwise can exercise control.

“Covered Accounts” shall include any account in which an Access Person has or acquires any direct or indirect Beneficial Ownership in a security held in the account. Common examples of accounts representing Beneficial Ownership include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an account represents a Covered Account should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Covered Securities” shall include all securities as defined in Section 2(a)(36) of the Investment Company Act. Under this definition, Covered Securities include, but are not limited to, common and preferred stocks, open-end mutual funds, ETFs, closed-end funds and unit investment trusts. Also included are derivatives, options or futures to purchase or sell as well as any security convertible into or exchangeable for such securities. Exemption from certain requirements of the Code may apply to designated Covered Securities, as set forth below. In addition, certain securities, such as money market funds, are exempt from the definition of “Covered Security” as explained in the Code.

“Exempt Access Person” shall mean any Access Person who has received a written exemption from the Chief Compliance Officer from the restrictions and requirements of this Code. Exempt Access Persons are subject to all other sections of the Code. Generally, Exempt Access Persons may be temporary or part-time employees, or contractors without access to applicable confidential and/or tactical trading, holding or account information.

“Insider Access Person” shall mean any employee of Edge or an affiliate located at Edge who, in the regular course of their business activities, has access to certain non-public proprietary information related to the Principal Funds not sub-advised by Edge.

“Investment Personnel” shall mean any employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities, or anyone who, in connection with their job functions, has real-time knowledge of such recommendations or supervises of those making recommendations regarding the purchase or sale of securities. This includes, but is not limited to, portfolio managers, research analysts, and personnel in the trading department, among others.

IV. Personal Securities Transactions

A. Prohibited Conduct

No Access Person shall buy or sell any Covered Security, with the exception of those described in sub-section C. below titled Exempt Securities (referred to herein as a “Personal Securities Transaction”) unless:

1.	Pre-clearance approval of the transaction has been obtained from the Compliance Department; and

2.	The transaction is reported to the Compliance Department in accordance with the requirements below.

B. Restrictions and Limitations on Personal Securities Transactions

Except where otherwise indicated, the following restrictions and limitations govern Personal Securities Transactions:

1.	Covered Securities purchased may not be sold until at least 30 calendar days from the purchase trade date. Covered Securities sold may not be repurchased until at least 30 calendar days from the sale trade date. A violation may result in disgorgement of all profits from the transactions as well as other possible sanctions.

2.	Affiliated Mutual Funds (excluding money market funds), whether purchased in a brokerage account, directly through a transfer agent or in a 401(k) or other retirement plan, may not be sold, redeemed or exchanged until at least 60 calendar days from the purchase trade date. They may not be repurchased until at least 60 calendar days from the sale trade date.

3.	No opening transactions in options or futures may be executed if the expiration date is less than 30 calendar days from the date the transaction was executed.

4.	No Access Person may acquire any equity or fixed income security in an initial public offering (“IPO”) or secondary public offering.

5.

Access Persons shall obtain approval from the Compliance Department prior to the acquisition of securities issued pursuant to a “private offering” (as that term is generally recognized as an exemption from registration under Section 4(2) of the Securities Act of 1933) (“Private Offering Security”) in which they, their families (including those immediate family members sharing the same household as the Access Person) or trusts of which they are trustees or in which they have a beneficial interest are parties. The Compliance Department shall promptly notify the person of approval or denial for the transaction. Notification of approval or denial for the transaction may be given verbally; however, it shall be confirmed in writing within 72 hours of verbal notification. In reviewing the request, the Compliance Department shall consult with the President, the Chief Compliance Officer and the applicable Asset Class Heads or Chief Investment Officer, and shall take into account, among other factors, whether the investment opportunity should be reserved for the Advisor’s clients, and whether the opportunity is being offered to such person as a result of his or her position with the Advisor. Investment Personnel who are Beneficial Owners of any Private Offering Security shall be required to disclose such ownership to the Compliance Department prior to making any recommendation regarding the purchase or sale of the Private Offering Security by a client or participating in the determination of which recommendations shall be made to a client. Under such circumstances, the Advisor’s decision to purchase the Private Offering Securities shall be subject to an independent review by Investment Personnel with no personal interest in the Private Offering Securities.

6.

No purchase or sale transaction may be made in any Covered Security by an Access Person for a period of 7 calendar days before and after that Covered Security is purchased or sold by the Advisor on behalf of any client account. Any profits realized on these trades may be subject to disgorgement.[1]

7.	No Access Person shall purchase or sell any Covered Security, which to their knowledge at the time of such purchase or sale is being considered for purchase or sale by a client account.

8.	If a Personal Securities Transaction is not executed on the day pre-clearance approval is granted, it is required that pre-clearance approval be obtained again on the subsequent day (i.e., open orders, such as limit orders, good until cancelled orders and stop-loss orders, must be pre-cleared each day until the transaction is effected).

9.	Access Persons shall not participate in investment clubs.

C. Exempt Securities

1.	The following securities are exempt from: (i) the pre-clearance requirement of Section IV.(A); (ii) the holding period and other restrictions of this Section IV.(B); and (iii) the initial, quarterly and annual reporting requirements of Section V.(A):

a)	Direct obligations of the United States Government[2];

b)	Bank Certificates of Deposit;

c)	Bankers’ Acceptances;

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In the event that an Access Person, upon receiving pre-clearance approval, personally trades a security that is subsequently traded on behalf of a client account, the Compliance Department will evaluate the size of the trades, the issuer’s market cap and the security’s average trading volume to determine if the trades impact each other. If it is determined that no impact occurred, the Compliance Department may deem the infraction to be a technical non-volitional violation.

[2]	Includes securities that carry full faith and credit of the U.S. Government for the timely payment of principal and interest, such as Ginnie Maes, U.S. Savings Bonds, and U.S. Treasuries.

d)	Commercial Paper;

e)	High Quality Short-Term Debt Instruments;[3]

f)	Shares held in money market funds;

g)	Shares held in open-end Mutual Funds other than Affiliated Mutual Funds.[4]

2.	Transactions in redeemable Unit Investment Trusts are exempt from the holding period restrictions contained in this Section IV.(B)(1) and the pre-clearance requirement of Section IV.(A), but are subject to the initial, quarterly and annual reporting requirements reporting requirements of Section V.(A).

3.	Affiliated Mutual Funds are exempt from the pre-clearance requirement of this Section IV.(A), but are subject to the initial, quarterly and annual reporting requirements of Section V.(A), and the holding period restrictions contained in Section IV.(B)(2).

4.	Affiliated Mutual Fund transactions that are made through an automated systematic purchase/redemption plan are exempt from the pre-clearance requirement of this Section IV.(A), and the holding period restrictions contained in Section IV.(B)(2), but are subject to the initial, quarterly and annual reporting requirements of Section V.(A).

5.	Notwithstanding anything to the contrary within the Code, securities that are not eligible for purchase or sale by the Advisor are exempt from pre-clearance requirement of Section IV.(A) and from the holding period restrictions contained in this Section IV.(B)(1), but are subject to initial, quarterly and annual reporting requirements of Section V.(A).

6.	Securities issued by the Principal Financial Group® or its subsidiaries (“PFG”), including PFG common stock, are exempt from the pre-clearance requirement of Section IV.(A) and the holding restrictions contained in Section IV.(B)(1) but are subject to the initial, quarterly and annual reporting requirements of Section V.(A). Access Persons are responsible for understanding whether they are subject to the PFG corporate policy and rules on trading in PFG common stock. All Access Persons are prohibited from purchasing PFG stock on margin, trading in put or call options on PFG stock or entering into short sales of PFG stock.

D. Exempt Transactions

1.	The transactions listed below are exempt from the pre-clearance and holding requirements of this Section IV., but are subject to the quarterly reporting requirements of Section V.(A)(2):

a)	Purchases which are part of an automatic dividend reinvestment plan.

b)	Purchases or sales, which are non-volitional on the part of the Access Person.

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These include repurchase agreements or any instrument that has a maturity at issuance of fewer than 366 days that is rated in one of the two highest categories by a Nationally Recognized Statistical Rating Organization.

[4]

Includes purchases of applicable 529 plans which may technically represent municipal securities but for which the underlying investment options are limited to open-end mutual funds or securities designed to mirror the structure of open-end mutual funds.

c)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent, such rights were acquired from such issuer, and sales of such rights so acquired.

d)	Maturity of a fixed income security.

2.	All Access Persons wishing to directly participate in or obtaining Beneficial Ownership through an issuer’s automated direct stock purchase plan or an employee stock purchase plan must submit a memorandum to the Compliance Department stating the name of the security and the amount to be invested, in frequency of the transactions, the method of payment (i.e. ACH, bank wire drafts etc.) and the institution where the transaction will be processed. Please note that only automatic purchases may be approved under this provision. Upon review, the Compliance Department will approve or decline the investment plan in writing. Once approved all subsequent trades made in conjunction will be considered approved unless otherwise notified by the Compliance Department. However, any change made to the security, purchase amount, or frequency will be considered a deviation from the approved investment plan and will require subsequent pre-approval. Automated systematic purchases under an issuer’s direct stock purchase plan or employee stock purchase plan that adhere to the above reference provisions are exempt from the restrictions contained in this Section IV.(B)(1), (B)(6) and (B)(7), but are subject to all other provisions including initial, quarterly and annual reporting requirements. Please note that these provisions are applicable to purchase only. Liquidations from a direct stock purchase plan or employee stock purchase plans must adhere to standard requirements.

3.	Access Persons are permitted to make regular purchases in Covered Securities when participating in an employer-sponsored 401(k) plan, for which the Access Person is making automatic payroll deductions. Such purchases are exempt from the pre-clearance requirement of Section IV.(A) and the restrictions of Section IV.(B)(1), (B)(2), (B)(6) and (B)(7). Unless specifically exempted in the Code, any sell transactions in Covered Securities within a 401(k) plan are subject to the pre-clearance requirement of Section IV.(A). The initial, quarterly and annual reporting requirements of Section V.(A) apply.

4.	All Access Persons wishing to establish a non-controlled/non-volitional account must submit a written request to and receive approval from the Advisor’s Chief Compliance Officer prior to the establishment of the account. Each request will be evaluated on a case-by-case basis and a written response will be provided by the Chief Compliance Officer or its designee. Once an approved account is established, the Covered Securities held within the account will be exempt from the pre-clearance requirements of Section IV.(A) and the restrictions of Section IV.(B)(1), (B)(2), (B)(6) and (B)(7). However the account will be subject to each of the reporting requirements outlined in Section V.(A)

E. Personal Trading Monitoring System

The SunGard Protegent Personal Trading Assistant (“SunGard PTA”) is an intuitive browser-based application that automates compliance with personal securities trading regulations and the Advisor’s Code. The functionality spans various areas of personal securities trading from pre-trade authorization through post-trade reconciliation and reporting to help ensure comprehensive, documented compliance with personal securities trading regulations. Access Persons are expected to utilize the SunGard PTA to fulfill their pre-clearance, reporting and disclosure obligations under the Code.

F. Pre-Clearance Requirement

1.	Personal Securities Transaction Approval Process

Access Persons are required to obtain pre-clearance approval of a Personal Securities Transaction prior to entering into any transaction. (Note: it is advised to overestimate if the exact quantity is not known at time of the pre-clearance). The submission and approval process is administered through SunGard PTA by completing details of the transaction into SunGard PTA, which is evaluated against provisions in the Code of Ethics. If a Personal Securities Transaction request is approved the specified transaction must be completed prior to the close of business on the day the request was approved. Any transaction not completed prior to the close of business will require a new approval.

Pre-clearance is not required for Exempted Securities (IV.C.) or Exempted Transactions (IV.D.).

Insider Access Persons may be subject to additional pre-clearance requirements as a result of having access to certain non-public portfolio holdings information.

2.	Factors Considered in Pre-Clearance of Personal Securities Transactions

When evaluating a Personal Securities Transaction for pre-clearance, the following factors, among others, may generally be considered:

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Whether the requested security: (i) is currently held in any client accounts; (ii) has been purchased or sold by a client account in the past seven days; or (iii) is being considered for purchase or sale by a client account.

•	Whether the Access Person will improperly benefit from purchases or sales, which have been executed or are being considered by a client account.

•	Whether the proposed transaction will be conducted in a manner that is consistent with the requirements of the Code.

•	Whether the proposed transaction would impact the price of the security, considering the number of shares being traded in relation to the issuer’s market cap and the security’s average daily volume.

In addition to the requirements set forth in the Code, the Advisor’s Compliance Department and/or, if applicable, designated Portfolio Manager and/or Asset Class Head, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction if it is determined that it may present a material conflict of interest.

V. Reporting Requirements

A. Reports of Transactions & Holdings

Under the Code, Access Persons are subject to several reporting requirements. At the beginning of their employment, or upon determination of being an Access Person, each Access Person is required to complete an Initial Holdings Report. Access Persons are also required to complete Quarterly Transactions Reports and an Annual Holdings Report & Certification of Compliance. It is the responsibility of each Access Person to submit their reports to Compliance in a timely manner. Compliance will notify Access Persons of their quarterly and annual reporting obligations under the Code.

At the beginning of their employment or upon determination of being an Access Person, each Access Person shall immediately provide to the Compliance Department duplicate copies of all periodic statements issued by Covered Accounts and arrange for future statements to be provided to the Compliance Department.

1.	Initial Holdings Report

Not later than 10 days after becoming an Access Person, he or she must provide an Initial Holdings Report to the Advisor’s Compliance Department, (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), disclosing:

(i)	All Covered Securities, including Affiliated Mutual Funds and Private Offering Securities beneficially owned by the Access Person, listing the title and type of the security, and as applicable the exchange ticker symbol or CUSIP number, number of shares held, and principal amount of the security.

(ii)	The name of the broker, dealer, bank or financial institution where the Access Person maintains a Covered Account.

(iii)	The date the report is submitted by the Access Person.

2.	Quarterly Transactions Reports

Access Persons must submit Quarterly Transactions Reports within 30 calendar days after the end of each calendar quarter. Any new brokerage account, or any account opened for the purchase of Affiliated Mutual Funds must also be reported within 30 calendar days after the end of each calendar quarter.

All Personal Securities Transactions in Covered Securities, and all securities transactions in Affiliated Mutual Funds must be reported in the next quarterly transaction report for the quarter in which the transaction was effected. The quarterly report shall contain the following information:

(i)	The date of the transaction, the title and type of the security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved.

(ii)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition).

(iii)	The price at which the purchase or sale was effected.

(iv)	The name of the broker, dealer, bank or other financial institution with, or through which, the purchase or sale was effected.

(v)	The date the report was submitted to the Advisor’s Compliance Department by such person.

3.	Annual Holdings Report & Certification of Compliance

The Annual Holdings Report & Certification of Compliance requires all Access Persons to provide an annual listing of holdings of:

(i)	All Covered Securities beneficially owned, including all Affiliated Mutual Funds (excluding money market accounts), listing the title and type of the security and as applicable the exchange ticker, symbol or CUSIP number, number of shares held, and principal amount of the security as of December 31 of the preceding year.

(ii)	The name of any broker, dealer, bank or financial institution where the account(s) in which these Covered Securities were maintained, as of December 31 of the preceding year.

(iii)	The date the report is submitted. This report must be provided no later than 30 calendar days after December 31 each year.

B. PFG Employee Benefit Plans

The following PFG employee benefit plans are considered Covered Accounts; however, Access Persons are not required to report these accounts or transactions executed therein. The Compliance Department may obtain holdings and transaction information for these accounts directly from PFG Human Resources.

•	PFG Employee Stock Purchase Plan

•	PFG Excess Savings Plan

•	PFG 401(k) Plan

Please note, PFG restricted stock, stock options, or performance share awards held within a personal brokerage account (and no longer a plan administrator) must be reported. Duplicate account statements for such accounts should be provided to Compliance.

C. Responsibility to Report

The responsibility for reporting is imposed on each Access Person required to make a report.

D. Where to File Report

All reports must be filed by Access Persons with the Advisor’s Compliance Department.

E. Responsibility to Review

The Advisor’s Compliance Department will review in a timely manner all initial, quarterly and annual reports submitted by Access Persons, as well as all duplicate account statements and trade confirmations to verify that Access Persons have complied with the pre-clearance, holding and reporting requirements of this Code.

VI. Insider Trading

The Advisor has developed policies and procedures to detect and prevent insider trading. The Advisor seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Advisor by its clients is something it values and endeavors to protect. To further that goal, procedures have been implemented to deter the misuse of material, nonpublic information in securities transactions. Please see the Advisor’s Insider Trading Policy for a complete explanation of the policy.

VII. Confidentiality

No Access Person shall disclose portfolio holdings information, investment recommendations or pending securities transactions or non public portfolio holdings to any third party unless such parties have agreed in writing, or are legally obligated, to maintain the confidentiality of the information and to refrain from using such information to engage in securities transactions. Edge has taken steps to ensure confidential information is appropriately safeguarded. Such safeguards would include but are not limited to restrictions on Access Person personal trading activity, restricted treatment and access to client information, and establishment and enforcement of a portfolio holdings disclosure policy. Additionally, access to confidential information including both soft and hard copy files are generally limited and information is maintained in secure locations.

VIII. Anti-Money Laundering

All Access Persons must recognize the importance of guarding against the use of client accounts for money laundering activities. The Advisor has adopted policies to conduct business in a manner consistent with all applicable requirements of the Bank Secrecy Act as such pertains to its business.

IX. Service as a Director and Outside Business Activities

A. Approval to Serve as a Director

No Access Person may serve as a director or trustee on the board of any organization, partnership, corporation or non-profit agency without prior approval from the Chief Compliance Officer or its designee. An Access Person may obtain approval to serve as a director or trustee by submitting a written request to the Compliance Department. If such approval is granted, it may be subject to the implementation of information barrier procedures or additional restrictions and it is the responsibility of the Access Person to notify Compliance immediately if any conflict or potential conflict of interest arises in the course of such activity. If it is determined that such service would create a conflict of interest and the request is therefore denied, the determination may be reviewed and confirmed by appropriate management.

B. Approval to Engage in Outside Business Activities

No Access Person may engage in any outside business activity without prior approval of the Compliance Department. An outside business activity is generally considered any activity, including but not limited to employment, consulting, contracting or otherwise providing services for direct or indirect compensation. An Access Person may obtain approval to engage in an outside business activity by submitting a written request to the Compliance Department. If such approval is granted, it may be subject to the implementation of information barrier procedures or additional restrictions and it is the responsibility of the Access Person to notify Compliance immediately if any conflict or potential conflict of interest arises in the course of such activity. If it is determined that such activity would create a conflict of interest and the request is therefore denied, the determination will be reviewed and confirmed by appropriate management.

X. Gifts & Entertainment

A. Gifts Given

No Access Persons may give gifts in excess of $100 per person per year to any client, prospective client or any entity that does business with the Advisor without prior approval from the President (or chief executive officer) and Chief Compliance Officer. Access Persons are required to promptly report to the Compliance Department gifts given that are not promotional items of nominal value.

B. Gifts Received

No Access Person shall accept directly or indirectly anything of value, including gifts and gratuities, in excess of $100 per year from a client, prospective client, or any entity that does business with the Advisor, not including occasional meals or tickets to theater or sporting events or other similar entertainment that is neither excessive nor frequent. Client entertainment expenses generally are not considered gifts if: (i) Firm personnel are present; (ii) a Firm client is present; and (iii) the entertainment is not so regular or frequent that it creates the appearance of impropriety.

Unless reporting is specifically exempted by the Code Access Persons are required to promptly report to the Compliance Department:

•	Any gift received.

•	Any entertainment received.

•	Any meal or meals received in a calendar year in aggregate are valued in excess of $300.

No Access Person may solicit gifts from anyone in return for any business, service or confidential information. Entertainment must not be lavish or so excessive as to appear to unduly influence the judgment of the Access Person or of the client or prospect, or otherwise appear improper under these requirements. There is no specific dollar amount that represents “lavish or excessive entertainment” and must be determined on a case-by-case basis.

No Access Person may give or accept cash gifts or cash equivalents from a client, prospective client, or any entity that does business with the Advisor. Access Persons are also subject to Principal Financial Group’s Gifts & Gratuity Policy.

C. Exceptions

No prior approval or reporting is required for gifts given or received as described below, and does not count toward the $100 limit on individual gifts.

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Personal gifts (wedding, birthday, etc.) provided (i) the Access Person pays for the gift with his or her own money; and (ii) the gift is not related to the Advisor’s business (i.e. would the Access Person otherwise give the gift or receive the gift if there were no business relationship?).

•	Promotional materials (logo golf balls, pens, etc.) of nominal value (under $50 in approximate value).

D. Entertainment

If the third party hosting the entertainment is not present and the Access Person attends the event, the entertainment is considered a gift subject to the Gifts Received requirements. Entertainment may be acceptable if accompanied by third party hosting the entertainment and prompt notification is provided to the Compliance Department.

Entertainment must not be lavish or so excessive as to appear to unduly influence the judgment of the Access Person or of the client or prospect, or otherwise appear improper under these requirements. “Lavish or excessive entertainment” is generally considered to be entertainment valued in excess of $500. The President and Chief Compliance Officer must pre-approve any entertainment in excess of $500 to ensure adherence with the PFG Business Entertainment Policy.

XI. Political Contribution & Government Relations

The Advisor has developed policies and procedures to address pay-to-play practices. Pay-to-play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts. The Advisor has adopted a policy, which attempts to deter such activity. Please see the Advisor’s policy for engaging in political activity on behalf of the firm and for Access Persons, which addresses restricting political contributions; banning solicitation of contributions; banning certain third party solicitors and restricting indirect contributions and solicitations.

XII. Bribery and Corruption Policy

All Access Persons are subject to the PFG Bribery and Corruption Policy within the Corporate Code of Business Conduct & Ethics compliance program, found at http://inside.principal.com/gfr/brc/toolkit/briberycorruptionpolicy.pdf.

The Advisor and its affiliates will not seek to influence others, directly or indirectly, by paying or receiving bribes or kickbacks, or by any other means that is unethical or that will harm our reputation for honesty and integrity. Such behavior is unacceptable wherever the Advisor conducts business, whether we are dealing with public officials, other corporations, or private individuals. These practices are not only against our company values; they are illegal and can expose both the employee and Advisor to fines and other penalties, including imprisonment.

The Advisor will not tolerate Access Persons who achieve results at the cost of violating the law or acting dishonestly. Access Persons are expected to decline any opportunity, which would place our ethical principles and reputation at risk.

If you have any questions concerning the PFG Bribery and Corruption Policy, please contact Compliance.

XIII. Exemptions

A. Exempt-Access Persons

The Advisor’s officers, directors, employees and other related persons are presumed to be Access Persons subject to this Code. However, certain persons, such as certain officers and directors of the Advisor, as well as other persons such as temporary or part-time employees, often do not have actual access to nonpublic information regarding portfolio holdings or investment recommendations. In cases where the Chief Compliance Officer determines that a presumed Access Person does not have access to nonpublic information with respect to portfolio holdings, transactions, or securities recommendations and is not involved in the recommendation process, the Chief Compliance Officer may declare such person to be an Exempt Access Person and therefore not subject to of this Code. The Chief Compliance Officer will provide each Exempt Access Person written notification of their status and specify those sections of the Code from which they are exempt.

B. Requests for Exemption

In special circumstances, an Access Person may request and obtain relief or an exemption from any restriction, limitation or procedure contained herein this Code. The Access Person shall submit a written request for an exemption to the Compliance Department for initial review. The Compliance Department shall consult with the appropriate Asset Class Head and/or President with its recommendation to approve or deny the request and carry out the final determination to approve or deny it. Such determination will be communicated to the Access Person by the Compliance Department in writing. If a request is denied, the determination may be reviewed and confirmed by appropriate management.

XIV. Copyright Laws

All Access Persons must adhere to all copyright laws. Copyright is a protection that covers published and unpublished articles or other forms of expression, meaning the law grants the creator the exclusive right to reproduce, and distribute. Article regarding any of our personnel or our business that have been published may not be reproduced without the creator’s approval because he owns the exclusive rights which means he is the only one who can reproduce and distribute the materials. Please contact the Compliance Department with any questions in regards to Copyright Laws.

XV. Media Relations & Third Party Inquiries

Given the sensitive nature of media inquiries in general, it is necessary that all Access Persons refrain from responding to media or third party inquiries without consulting with applicable management. An Access Person should refer the Firm’s policies and procedures to determine an appropriate response.

XVI. Violations and Sanctions

All Access Persons are required to report promptly any violation of the Code of Ethics they become aware of to the Compliance Department. Access Persons are subject to the PFG Whistleblower Policy and expected to report any suspected unethical or fraudulent activities. The PFG Whistleblower policy provides non-retaliation protections for reports of any type of suspected wrongdoing or unethical conduct made in good faith.

All violations of this Code will be reported promptly to the Chief Compliance Officer. Upon discovering a violation of this Code, the Chief Compliance Officer may impose such sanctions as determined appropriate. However, if the Chief Compliance Officer determines a violation to be material, the Chief Compliance Officer shall forward the reported violation and such recommendation to appropriate management. Upon review, such management may impose such sanctions as they deem appropriate, including a reprimand (orally or in writing), disgorgement, monetary fine, demotion, suspension or termination of employment and/or other possible sanctions. All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Advisor’s Board of Directors.

XVII. Reports and Certifications of Adequacy

The Compliance Department shall maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

On an annual basis, the Advisor’s Chief Compliance Officer shall provide a report to management, which includes the following:

•	A statement that the Code of Ethics procedures have been designed to prevent Access Persons from violating the Code.

•	A summary of any changes in procedures made during the past year.

•	Identification of any violations that required significant remedial action during the past year.

•	Identification of any recommended changes based upon the Advisor’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

XVIII. Client Notification

The Advisor shall provide a revised version of the Code within 60 days of adopting any material revisions or within 60 days of implementing any material revisions of the Code if such revisions have been implemented by the Advisor prior to formal adoption to all clients of the Advisor that have requested notification associated with material changes to the Code.

XIX. Access Person Training and Certification

All new Access Persons will receive training on the policies and procedures of this Code. New Access Persons are required to provide a written certification attesting to their understanding of, and their agreement to abide by the terms of this Code. In addition, Access Persons are required to certify annually or at any time they receive amendments to this Code that: (i) they have read and understand the terms of the Code and recognize the responsibilities and obligations incurred by their being subject to the Code; and (ii) they are in compliance with the requirements of the Code.

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This Code of Ethics was formally adopted by the Board of Directors of Edge Asset Management, Inc. on. July 21, 2011. Previous versions were approved: February 24, 2011, August 26, 2010, January 1, 2007, July 21, 2005, February 1, 2005 and May 14, 2002.

CERTIFICATION PURSUANT TO THE

CODE OF ETHICS

OF

EDGE ASSET MANAGEMENT, INC.

I hereby acknowledge receipt of the Code of Ethics of Edge Asset Management, Inc. dated July 21, 2011 (the “Code”). I hereby certify that I have read the Code in its entirety and recognize that I am subject to it as an Access Person. Furthermore, I hereby certify that I am aware of and understand my responsibilities and obligations as an Access Person and agree to abide by the Code for as long as I am deemed to be an Access Person of Edge Asset Management, Inc.

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